Exhibit 99.1

LEINER HEALTH PRODUCTS AGREES TO PURCHASE CERTAIN OTC ASSETS OF PHARMACEUTICAL FORMULATIONS, INC

Successful Bidding Process would

Expand Leiner’s Store Brand OTC Market Share

Contact:                                Crystal Wright
Leiner Health Products
202-291-8481

Carson, CA — July 11, 2005 — Leiner Health Products (“Leiner”), America’s second largest supplier of store brand over-the-counter pharmaceuticals, and the nation’s leading manufacturer of store brand vitamins, minerals and supplements, announced that yesterday it entered into an asset purchase agreement with Pharmaceutical Formulations, Inc. (“PFI”), one of the four largest manufacturers of private-label OTC products in the United States, pursuant to which Leiner has agreed to purchase from PFI substantially all of the assets related to PFI’s OTC solid dose pharmaceutical products business.

Leiner Health Products President Gale Bensussen said: “We are excited about the opportunity to grow our market share and increase our scale in the store brand over-the counter market.  Leiner is dedicated to bringing world-class service and high quality products to the customers served by PFI.  Execution of the agreement brings with it the opportunity to broaden our customer base, expand our OTC product offerings, and increase our manufacturing scale, all of which strengthens Leiner’s ability to help grow the store brand share of the OTC market for the nation’s leading retailers.”

PFI filed for bankruptcy protection in Delaware today.  Leiner will purchase the assets through an auction process under section 363 of the United States Bankruptcy Code.  Leiner expects that, if Leiner is the highest bidder on the assets, the transaction will be completed within the next three months.  The transaction is subject to a number of conditions, including completion of an auction process and bankruptcy court approvals.  The agreement is terminable under certain conditions, including termination by either party if the transaction does not close by September 23, 2005.  No assurance can be given that the agreement will become effective, the conditions to closing the transaction will be satisfied, or that the transaction ultimately will be consummated.

About Leiner Health Products

Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America’s leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club retail market, as measured by retail sales.  Selling products to many of the nation’s leading retailers, Leiner provides nearly 40 food, drug, mass and club merchants with over 3,000 products, which help create extraordinary, high quality store brands at a great value.  Leiner markets a full line of vitamins, minerals and supplements under its YourLife® brand, which is the leading brand worldwide in the US military.  The company also markets over-the-counter drugs under its Pharmacist’s Formula® brand.  Last year, Leiner produced 28 billion doses.

CAUTIONARY NOTE:  Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general.  For a summary of such risks and uncertainties, see the company’s periodic reports and other filings with the Securities and Exchange Commission.